Exhibit 99.1

NEWS RELEASE

Media Contact:
Kathy Stahlman, @Road Public Relations
(510) 870-1144
kstahlman@road-inc.com

@Road® Appoints Michael Johnson as Chief Financial Officer

Johnson brings more than 20 years of finance & administration experience with technology companies to @Road

FREMONT, CA – June 17, 2004 — @Road (NASDAQ: ARDI), a leading provider of mobile resource management (MRM) services, today announced that Michael Johnson has joined the company as chief financial officer and will be responsible for @Road finance and administration functions. He brings more than 20 years of finance experience to @Road, with a strong background in the technology industry.

“We are delighted to announce that Mike Johnson has joined our executive team,” said Krish Panu, CEO of @Road. “With his varied wealth of experience, we believe Mike greatly enhances an already expert management team.”

Arising from a variety of chief financial officer and financial management roles for technology companies, Johnson has a long list of accomplishments. As a senior member of the management team of Ascend Communications, he was instrumental in growing sales from $25 million to $1.5 billion. As chief financial officer of CacheFlow Inc., Johnson helped grow the company’s market capitalization to the multi-billion dollar level. He was instrumental in numerous mergers and acquisitions during the past 10 years, including responsibility for integrating acquired operations. He has also helped establish and manage international sales operations in multiple regions around the world such as Europe, Asia, Latin America and the Middle East. He was responsible for and has been a part of the investor relations functions for several companies. Most recently,

Johnson served as senior vice president and chief financial officer of Amber Networks, which was acquired by Nokia Corporation for over $450 million.

“Joining the @Road executive team is an opportunity I could not pass up,” said Johnson. “@Road has demonstrated its leadership in profitably providing innovative technology solutions, which sets the benchmark for mobile resource management service providers. I look forward to working with the team and helping @Road achieve new milestones and further success.”

About @Road

@Road (NASDAQ: ARDI) is a leading provider of mobile resource management (MRM) services, a rapidly growing category of productivity solutions integrating wireless communications, location technologies, hosted software applications, transaction processing and the Internet to help companies better manage mobile workers. Any size organization, in any industry or public sector, in which improving the productivity of mobile workers has an impact on revenue, expenses, customer service and competitive advantage, will benefit from @Road MRM services. Because @Road offers MRM services on a hosted basis, customers avoid expensive and complex software and IT infrastructure investments. Since @Road delivers services on a subscription basis, customers can experience a rapid and measurable return-on-investment.

@Road delivers its MRM services to more than 130,000 mobile workers in North America every day. The company has headquarters in Fremont, CA, and secure networked data centers on both U.S. coasts. For more information, visit the @Road web site at www.road.com.

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Except for the historical information contained herein, the matters discussed in this press release are forward-looking statements involving risks and uncertainties that could cause actual results to differ materially from those in such forward-looking statements. Potential risks and uncertainties include, but are not limited to, the future operating results and profitability of @Road, the dependence of @Road on mobile data systems technology, wireless networks, network infrastructure and positioning systems owned and controlled by others, and general economic and political conditions. Further information regarding these and other risks is included in the @Road Report on Form 10-Q dated May 10, 2004, Report on Form 10-K dated March 12, 2004 and in its other filings with the Securities and

Exchange Commission. @Road undertakes no obligation to update the forward-looking statements contained in this press release.

@Road is a registered trademark of At Road, Inc. The @Road logo is a trademark of At Road, Inc.